EXHIBIT 3.14

CERTIFICATE OF FORMATION

OF

ENERGY SERVICES PUERTO RICO, LLC

The undersigned natural person of the age of eighteen (18) years or more, acting as organizer of Energy Services Puerto Rico, LLC, a Delaware limited liability company (the “Company”), under the Delaware Limited Liability Company Act (the “Act”), does hereby adopt the following Certificate of Formation for the Company.

ARTICLE I

The name of the Company is Energy Services Puerto Rico, LLC.

ARTICLE II

The period of duration for the Company is perpetual.

ARTICLE III

The street address of the initial registered office of the Company is 1209 Orange Street, Wilmington, Delaware, and the name of its initial registered agent at such address is The Corporation Trust Company.

ARTICLE IV

The management of the Limited Liability Company is hereby reserved to its managers (the “Managers”). The names and addresses of the initial Managers are as follows:

Name	Address
Christian G. Vaccari	414 North Causeway Blvd. Mandeville, Louisiana 70448

Todd M. Hornbeck	414 North Causeway Blvd. Mandeville, Louisiana 70448

ARTICLE V

The initial limited liability company agreement (the “LLC Agreement”) will be adopted by the Members.

ARTICLE VI

The membership interests of the Company will be subject to restrictions on their transferability as set out in the LLC Agreement of the Company, which LLC Agreement will be kept with the records of the Company. The Company will provide a copy of the LLC Agreement without charge to any record holder of a membership interest upon written request addressed to the Company at its principal business office or its registered agent’s address.

ARTICLE VII

This Certificate of Formation may be amended, modified, supplemented or restated in any manner permitted by applicable law and as provided in the LLC Agreement.

ARTICLE VIII

The name and address of the organizer is James O. Harp, Jr., 414 North Causeway Blvd., Mandeville, Louisiana 70448.

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IN WITNESS WHEREOF, I have hereunto set my hand this 17th day of December, 2001.

/s/ James O. Harp, Jr.
James O. Harp, Jr.

CERTIFICATE OF MERGER

OF

ENERGY SERVICES PUERTO RICO, INC.

INTO

ENERGY SERVICES PUERTO RICO, LLC

Pursuant to Sec. 18-209 of the Delaware Limited Liability Company Act, the undersigned surviving limited liability company submits the following Certificate of Merger for filing and certifies that:

1. The name and jurisdiction of formation or organization of each of the limited liability companies or other business entities which is to merger are:

Name	Jurisdiction
Energy Services Puerto Rico, Inc.	Louisiana
Energy Services Puerto Rico, LLC	Delaware

2. An agreement of merger has been approved and executed by each of the domestic limited liability companies or other business entities which is to merge.

3. The name of the surviving limited liability company is: Energy Services Puerto Rico, LLC

4. The merger shall become effective on the date when the Secretary of State of the Merged Corporation and the Surviving Limited Liability Company shall have issued a Certificate of Merger or other similar document.

5. The agreement of merger is on file at a place of business of the surviving limited liability company which is located at :

414 N. Causeway Boulevard

Mandeville, Louisiana 70448

6. A copy of the agreement of merger will be furnished by the surviving limited liability company, on request and without cost, to any member of any domestic limited liability company or any person holding an interest in any other business entity which is to merge.

IN WITNESS WHEREOF, this Certificate of Merger has been duly executed as of the 26th day of December, 2001, and is being filed in accordance with Sec. 18-209 of the Act by an authorized person of the surviving limited liability company in the merger.

ENERGY SERVICES PUERTO RICO, INC.

By:	/s/ James O. Harp, Jr .